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                                                                  EXHIBIT (a)(4)

                          OFFER TO PURCHASE FOR CASH

                    ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                      OF

                            KOLLMORGEN CORPORATION

                                      BY

                           KING DC ACQUISITION CORP.
                           A WHOLLY-OWNED SUBSIDIARY

                                      OF

                              DANAHER CORPORATION

                        AT $23.00 NET PER SHARE IN CASH

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
       CITY TIME, ON FRIDAY, JUNE 9, 2000, UNLESS THE OFFER IS EXTENDED.


                                                                   May 12, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

   We have been appointed by King DC Acquisition Corp., a New York corporation (the "Purchaser") and a wholly-owned subsidiary of Danaher Corporation, a Delaware corporation ("Danaher"), to act as Dealer Manager in connection with the Purchaser's offer to purchase for cash all the outstanding shares of common stock, par value $2.50 per share (the "Shares"), of Kollmorgen Corporation, a Delaware corporation ("Kollmorgen"), at a purchase price of $23.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 12, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith. Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

   Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

   Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

     1. The Offer to Purchase, dated May 12, 2000.

     2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

     3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to SunTrust Bank (the "Depositary") on or prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.
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     4. The letter to shareholders of Kollmorgen from Gideon Argov, President and Chief Executive Officer of Kollmorgen, accompanied by Kollmorgen's Solicitation/Recommendation Statement on Schedule 14D-9.

     5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     7. A return envelope addressed to SunTrust Bank, as Depositary.

   YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 9, 2000, UNLESS THE OFFER IS EXTENDED.

   The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least two-thirds of the outstanding Shares on a fully-diluted basis on the date of purchase, and (2) all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or under any applicable foreign statutes or regulations having expired or been terminated.

   The Board of Directors of Kollmorgen has unanimously determined that the Offer and the Merger are fair to, and in the best interests of, the holders of the Shares, approved and adopted the Merger Agreement and recommends that the holders of the Shares accept the Offer and tender their Shares.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 4, 2000, among Danaher, the Purchaser and Kollmorgen (as it may be amended or supplemented from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the New York Business General Corporation Law (the "BCL"), the Purchaser will be merged with and into Kollmorgen (the "Merger"). Following the effective time of the Merger (the "Effective Time"), Kollmorgen will continue as the surviving corporation and become a wholly-owned subsidiary of Danaher and the separate corporate existence of the Purchaser will cease.

   At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (1) Shares held by Danaher, the Purchaser or any other wholly-owned subsidiary of Danaher or the Purchaser, in the treasury of Kollmorgen, or by any wholly-owned subsidiary of Kollmorgen, which will be canceled, and (2) Shares, if any, held by shareholders who have properly exercised appraisal rights under Section 910 of the BCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive in cash the per Share price paid in the Offer, payable to the holder thereof, without interest, upon surrender of the Share Certificate formerly representing such Share, less any required withholding taxes.

   In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal (or a facsimile thereof) and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (2) either Share Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

   Holders of Shares whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior the expiration date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

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   The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager, the Depositary and D.F. King & Co., Inc. (the "Information Agent") (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   Inquiries you may have with respect to the Offer should be addressed to Lehman Brothers Inc., the Dealer Manager, or the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                      Very truly yours,

                                      LEHMAN BROTHERS

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF THE PURCHASER, DANAHER, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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